Exhibit 99.1
Hydril Fourth Quarter 2006 Earnings to Exceed Expectations
Houston, December 19, 2006 / BusinessWire / — Hydril (Nasdaq:HYDL) expects its fourth quarter 2006 earnings to be approximately or exceed $1.05 per diluted share, which is above previous expectations, primarily due to improved premium connection segment results.
Operating income for the premium connection segment is now expected to strengthen above the third quarter due to higher revenue for international markets, and manufacturing efficiency improvements in both domestic and international plants are expected to increase the segment’s operating margin.
Operating income for the pressure control segment is anticipated to remain on the increasing trend of the past several quarters, as previously expected. Capital equipment revenue is expected to be higher than the third quarter as a result of progress made on deepwater blowout prevention equipment projects in backlog. Aftermarket revenue is expected to remain on the longer-term gradually increasing trend of the past several quarters.
Management will discuss the company’s financial results for the fourth quarter and year-ending 2006 in a conference call tentatively scheduled for February 1, 2007.
Hydril, headquartered in Houston, Texas, is engaged worldwide in engineering, manufacturing and marketing premium connection and pressure control products used for oil and gas drilling and production.
Forward-Looking Statements
This press release contains forward-looking statements concerning expected future results. These statements relate to future events and the company’s future financial performance, including the company’s business strategy and product development plans, and involve known and unknown risks, uncertainties and assumptions. These risks, uncertainties and assumptions, many of which are more fully described in Hydril Company’s Quarterly Report on Form 10-Q for the quarter-ended September 30, 2006 filed with the Securities and Exchange Commission include but are not limited to, the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Hydril’s products, the risks associated with fixed-price contracts, competition from steel mills, the loss of distribution or change to distribution methods or inventory practices for premium connections in the U.S. and Canada, limitations on the availability of pipe for threading, the impact of imports of tubular goods and of international and domestic trade laws, factors that could cause our results to vary significantly from quarter to quarter, the consolidation of end-users, intense competition in our industry, the risks associated with international operations, the ability to attract and retain skilled labor, and Hydril’s ability to successfully develop new technologies and products and maintain and increase its market share. These factors may cause Hydril’s or the industry’s actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contact:
Sue Nutt, Manager, Investor Relations &
Corporate Communications
Hydril
(281) 985-3532